Exhibit 10.1
EMPLOYMENT AGREEMENT
     This Employment Agreement (“Agreement”) is made and entered as of April 16, 2007 (the “Commencement Date”), between Enpath Medical, Inc., a Minnesota corporation (the “Company”), and Anthony Headley (“Executive”), a resident of Minnesota.
RECITALS
     WHEREAS, the Company considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its shareholders; and
     WHEREAS, due to the Executive’s experience and knowledge, the Executive has made and is expected to continue to make a significant contribution to the profitability, growth and financial strength of the Company; and
     WHEREAS, the Executive is willing to continue employment with the Company upon the understanding that the Company will provide income security if the Executive’s employment is terminated under certain terms and conditions;
     WHEREAS, it is in the best interests of the Company, as a publicly held corporation, and its shareholders to reinforce and encourage the Executive’s continued attention and dedication to the assigned duties without distraction and to ensure the Executive’s continued availability to the Company in the event of a change in control;
AGREEMENT
     NOW, THEREFORE, in consideration of the Executive’s employment with the Company and the foregoing premises, the mutual covenants set forth below, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Executive agree as follows:
ARTICLE 1: EMPLOYMENT, TERM AND DUTIES
     1.1 Employment. The Company hereby continues to employ the Executive as Vice-President and General Manager of Catheters and Leads and the Executive accepts this continued employment and agrees to perform services for the Company, for the period and upon the other terms and conditions set forth in this Agreement
     1.2 Term. This Agreement will be effective from and after the date hereof and will, unless terminated early as provided herein, continue in effect through December 31, 2008, and will automatically be extended for successive one-year periods thereafter unless either the Company or the Executive provides written notice to the other party no later than the September 30 prior to the expiration of the Agreement of the intent not to extend. If, however, a Change in

Control has occurred during the original or any extended term of this Agreement, this Agreement will continue in effect for a period of the later of:
(a)	12 months from the date of the occurrence of a Change in Control;

(b)	if an event triggering the Company’s severance payment obligations to the Executive under Section 3.2.4 has occurred, until the benefits payable to the Executive hereunder have been paid in full; or

(c)	the date the Executive enters into a new employment agreement with the Company or its successor. This Agreement neither imposes nor confers any further rights or obligations on the Company or the Executive on the day after the end of the term of this Agreement. Expiration of the term of this Agreement of itself and without subsequent action by the Company or the Executive will not end the employment relationship between the Company and the Executive.
     1.3 Position and Duties. The Executive agrees to serve the Company and to perform the duties of this position and such other duties not inconsistent with this position as the Chief Executive Officer of the Company will assign to the Executive from time to time. During the Term, the Executive agrees to serve Company faithfully and to the best of the Executive’s ability and to devote the Executive’s full business time, attention and efforts to the business and affairs of Company. Executive will perform all of the Executive’s responsibilities in compliance with all applicable laws and with all of the applicable policies generally in effect for employees of the Company, including without limitation, the Company’s Code of Conduct and related policies, as the same may be amended from time to time.
ARTICLE 2: COMPENSATION, BENEFITS AND EXPENSES
     2.1 Base Salary. As the initial base compensation for all services the Executive renders under this Agreement, the Executive will receive an annualized base salary (“Annual Base Salary”) of $175,000. The Annual Base Salary will be paid in accordance with the Company’s normal payroll procedures and policies, as these procedures and policies may be modified from time to time. The Annual Base Salary will be reviewed and increased in the sole discretion of the Company according to a schedule and in a manner consistent with the Company’s practices for salary adjustment, which practices may be revised from time to time.
     2.2 Incentive Compensation. The Executive will be eligible to participate in any incentive compensation plans established by the Company to the extent the Company in its sole discretion may determine from time to time. The Company does not guarantee the adoption or continuance of any particular incentive plan during the Term, and nothing in this Agreement is intended to, or will in any way restrict the right of the Company, to amend, modify or terminate any of its incentive plans during the Term.
     2.3 Benefit Plans. During the Term, the Executive will be entitled to paid time off consistent with the Company’s policies and to participate in the employee benefits offered generally by the Company to its salaried employees, to the extent that the Executive’s position, tenure, salary, health, and other qualifications make the Executive eligible to participate. The

Executive’s participation in these benefits will be subject to the terms of the applicable plans, as the same may be amended from time to time. The Company does not guarantee the adoption or continuance of any particular employee benefit or benefit plan during the Term, and subject to the rights of the Executive in accordance with Section 3.2.4, nothing in this Agreement is intended to, or will in any way restrict the right of the Company, to amend, modify or terminate any of its benefits or benefit plans during the Term.
     2.4 Expenses. During the Term, the Executive will be entitled to reimbursement for all reasonable business expenses the Executive incurs in carrying out the duties under this Agreement in accordance with the policies and practices of the Company for submission of expense reports, receipts, or similar documentation of these expenses as in effect from time to time by the Company.
ARTICLE 3: TERMINATION OF EMPLOYMENT
     3.1 Termination. The Executive’s employment under this Agreement may be terminated during the Term as described in this Article 3.
          3.1.1 Death or Disability. The Executive’s employment will terminate automatically upon the Executive’s death. The Executive’s employment will terminate due to the Executive’s Disability (as defined in Appendix A) immediately after 30 days’ written notice to the Executive if the Executive has not returned to the full-time performance of the Executive’s duties during this period.
          3.1.2 Termination by Company Prior to a Change in Control. Prior to a “Change in Control” (as defined in Appendix A), the Company may terminate this Agreement and the Executive’s employment hereunder at any time and for any reason after providing written notice to the Executive. If, however, the Company terminates the Executive’s employment prior to a Change in Control for any reason other than “Cause” (as defined in Appendix A), the Company must pay the Executive in accordance with Section 3.2.2.
          3.1.3 Resignation by the Executive. The Executive may, whether prior to or after a Change in Control, resign employment with the Company effective upon 30 days’ advance written notice to the Chief Executive Officer of the Company. In that event, the Chief Executive Officer may terminate the Executive’s employment effective immediately upon delivery of written notice to the Executive, at any time during the 30-day notice period, and the Company will continue to pay the Executive’s Base Salary and the Company’s portion of the Executive’s health insurance premiums for the duration of the 30-day notice period. Thereafter, except as provided in Section 3.2.4, the Company will pay the Executive in accordance with Section 3.2.3.
          3.1.4 Termination by the Company other than for Cause or Resignation by the Executive for Good Reason After a Change in Control. If a Change in Control occurs and during the 12-month period following a Change in Control, the Company terminates the Executive’s employment for any reason other than Cause, or the Executive resigns employment for “Good Reason” (as defined in Appendix A), then the terms of Section 3.2.4 will apply. The Executive will have Good Reason to terminate employment if: (a) within 45 days following the

Executive’s actual knowledge of the event which the Executive determines constitutes Good Reason, the Executive notifies the Company in writing that the Executive has determined a Good Reason exists and specifies the event creating Good Reason, and (b) following receipt of the notice, the Company fails to remedy the event within 45 days. If either condition is not met, the Executive will not have a Good Reason to terminate employment.
     3.2 Compensation Following Termination Prior to the End of the Term. In the event that the Executive’s employment is terminated prior to the end of the Term, the Executive will be entitled only to the following compensation and benefits upon termination, and only if the Executive is in compliance with the covenants contained in the Confidentiality, Noncompetition and Inventions Agreement (Technical and Executive Employees) described in Article 4. No rights to other compensation or benefits will accrue to Executive.
          3.2.1 Termination by Reason of the Executive’s Death or Disability. If Executive’s employment is terminated prior to the expiration of the Term by reason of the Executive’s death or Disability as provided in Section 3.1.1, the Company will pay to the Executive, the Executive’s spouse or estate, as the case may be, any amounts due to the Executive for Base Salary through the date of employment termination, together with any other unpaid and pro rata amounts to which the Executive is entitled as of the date of termination pursuant to Article 2, including, without limitation, accrued paid time off in accordance with Company policy and amounts that the Executive is entitled to under any benefit plan of the Company in accordance with the terms of the plan. The Executive will have no rights to any unvested benefits or any other compensation or payments coming due after the date of the Executive’s employment termination.
          3.2.2 Termination by the Company other than for Cause Prior to a Change in Control. If the Executive’s employment is terminated other than for Cause as provided in Section 3.1.2, and provided the Executive has executed a written release of any and all claims arising out of Executive’s employment in form acceptable to the Company and the rescission period specified therein has expired, the Company will pay to the Executive:
(a)	any Annual Base Salary earned but not paid through the date of the Executive’s employment termination and payment of any accrued but unpaid time off in accordance with Company’s policy; and

(b)	continuation of Executive’s Base Salary in accordance with the Company’s regular payroll policies for a period equal to the greater of (i) 17 weeks or (ii) two weeks severance for each completed whole year of employment from the Executive’s date of hire through the date of the Executive’s termination, and

(c)	the amount of any other benefits to which the Executive is legally entitled as of such date under the terms and conditions of any benefit plans of the Company in which the Executive is participating as of such date.
Except as provided in (a) through (c) above, the Company will have no further obligations under this Agreement.

          3.2.3 Termination by the Executive. If the Executive’s employment is terminated as provided in Section 3.1.3, the Company will pay to the Executive (a) any Annual Base Salary earned but not paid through the date of the Executive’s employment termination, plus (b) the amount of any other benefits to which the Executive is legally entitled as of such date under the terms and conditions of any benefit plans of the Company in which the Executive is participating as of such date. Thereafter, the Company will have no further obligations under this Agreement
          3.2.4 Termination by the Company other than for Cause or Resignation by the Executive for Good Reason After a Change in Control. In the event the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason as provided in Section 3.1.4, and provided in either case that the Executive has executed a written release of any and all claims arising during the Executive’s employment in form acceptable to the Company and the rescission period specified therein has expired, the Company will pay or provide the following amounts or benefits to the Executive:
(a)	any accrued but unpaid Annual Base Salary and any other form or type of compensation, benefit or perquisite that is vested or accrued at the date of termination of the Executive’s employment with the Company for services rendered to such date, and payment for any accrued paid time off in accordance with Company policy; and

(b)	the annual incentive bonus for that fiscal year at target performance (or if the target goals have not been set at the time of Executive’s employment termination, then the target goals in effect for the prior fiscal year), waiving any other condition precedent, such as continued employment, multiplied by a fraction, the numerator of which is the number of days worked by the Executive in the bonus period prior to the termination of employment, and the denominator of which is the number of days in the bonus period, less any amount of any such incentive bonus that has been paid. The pro-rated incentive bonus will be payable and paid, however, only if senior management of the Company are paid a bonus based on achievement of goals at or above target for the year in which the termination occurs, and will be paid to the Executive at the same time and manner as the bonus is paid to other senior management of the Company; and

(c)	a severance payment equal to 26 weeks, based upon the weekly equivalent of the Executive’s Annual Base Salary in effect on the date of termination (without regard to any reduction that is in breach of this Agreement), to be paid in cash in a single sum within 30 days of the date of the Executive’s termination of employment; and

(d)	the amount of any other benefits to which the Executive is legally entitled as of such date under the terms and conditions of any benefit plans of the Company in which the Executive is participating as of the date of termination (without regard to any reduction in such benefit that is in breach of this Agreement).

Except as provided in (a) through (d) above, the Company will have no further obligations under this Agreement.
          3.2.5 Dispute of Termination. If, following a Change in Control, within 10 days after any notice of termination by the Executive for Good Reason or by the Company for Cause, the party receiving the notice notifies the other party that a dispute exists concerning the termination, the effective date of the termination will be the date on which the dispute is finally determined, either by mutual written agreement of the parties, or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or the time for appeal has expired and no appeal having been perfected). A notice of dispute will extend the date of termination only if the notice is given in good faith and the party giving the notice pursues the resolution of the dispute with reasonable diligence. Notwithstanding the pendency of any dispute, the Company will continue to pay the Executive full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary) and continue the Executive as a participant in all compensation, benefit and insurance plans in which the Executive was participating when the notice giving rise to the dispute was given, to the extent permissible under the terms of the applicable group plans and state and federal law, until the dispute is finally resolved in accordance with this subparagraph. Amounts paid under this Section 3.2.5 are in addition to any amounts otherwise due under this Agreement, but in no event must the Company pay more than 25% of the severance payment set forth in Section 3.2.4(c) pursuant to this Section 3.2.5.
          3.2.6 Payments Subject to Code 409A. Notwithstanding anything herein to the contrary, if the Executive is designated as a “specified employee” as defined in Code §409A and Regulations applicable thereto at the time any payment is due, any payments that would constitute “deferred compensation” under Code §409A will be paid on the 181st day following the Executive’s separation from service (as defined in Code §409A), and any delay in payment will accrue interest at the applicable federal short term rate as determined under Code § 1274 in effect on the date payment was otherwise due.
     3.3 No Other Benefits. If the Executive receives the payments and benefits described in this Article 3, the Executive will not be eligible to receive from the Company or any Affiliate any other severance payments provided by the Company under any plan or policy or arrangement to which the Executive is otherwise eligible. Nothing in this Agreement will extend the continuation period of any benefit beyond the maximum period otherwise required by law and regulation.
ARTICLE 4: CONFIDENTIALITY, NONCOMPETITION AND INVENTIONS
As a condition to and in consideration of the benefits to be provided by the Company to the Executive pursuant to the terms of this Agreement, the Executive agrees to execute and be bound by the provisions of the Confidentiality, Noncompetition and Inventions Agreement (Technical and Executive Employees) attached hereto as Exhibit A. Notwithstanding any termination of the Executive’s employment with the Company, the Executive, will remain bound by the provisions of this Agreement that specifically relate to periods, activities or obligations upon or subsequent to the termination of the Executive’s employment, including, but not limited to, the covenants contained in Exhibit A, which are hereby incorporated into this Agreement as though fully set forth herein.
ARTICLE 5: DISPUTE RESOLUTION PROCESS
     5.1 Dispute Defined. The Company and the Executive desire to establish a reasonable and confidential means of resolving any dispute, question or interpretation arising out of or relating to: (a) this Agreement or the alleged breach or threatened breach of it, (b) the making of this Agreement, including claims of fraud in the inducement, or (c) the Executive’s employment by the Company pursuant to this Agreement, including claims of wrongful termination or discrimination (each dispute to be referred to herein as a “Dispute”).
     5.2 Procedure. In furtherance of the parties’ mutual desire, the Company and the Executive agree that if either party believes a Dispute exists, that party will provide the other with written notice of the claimed Dispute. If the parties are unable to mutually resolve a Dispute within 30 days of the first written notice, the Dispute will be resolved exclusively by final and binding arbitration held in accordance with the provisions of this Agreement and the American Arbitration Association (“AAA”) National Rules for the Resolution of Employment Disputes then in effect, unless those rules are inconsistent with the provisions of this Agreement. In connection with the arbitration:
(a)	any such arbitration will be conducted: (i) by a neutral arbitrator appointed by mutual agreement of the parties; or (ii) failing such agreement, by a neutral arbitrator appointed in accordance with said AAA rules;

(b)	the Company will pay the fees and expenses of the arbitrator;

(c)	the parties will be permitted reasonable discovery in accordance with the provisions of the Minnesota Rules of Civil Procedure, including the production of relevant documents by the other party, the exchange of witness lists, and a limited number of depositions, including depositions of any expert who will testify at the arbitration;

(d)	the summary judgment procedure applicable under Rule 56 of the Minnesota Rules of Civil Procedure will be available and apply to any arbitration conducted pursuant to this Agreement;

(e)	the arbitrator’s award will include findings of fact and conclusions of law showing the legal and factual bases for the arbitrator’s decision;

(f)	the arbitrator will have the authority to award to the prevailing party any remedy or relief that a United States District Court or court of the State of Minnesota could order or grant if the dispute had first been brought in that judicial forum, including costs (other than the arbitrator’s fees and expenses) and, in case of bad faith, attorneys’ fees;

(g)	the arbitrator’s award may be entered by any court of competent jurisdiction; and

(h)	unless otherwise agreed by the parties, the place of any arbitration proceeding will be Minneapolis, Minnesota.
     5.3 Confidentiality of Dispute Resolution. Except as the parties agree in writing, upon court order, or as required by law, neither the Company nor the Executive will disclose to any third party, except for their counsel, retained experts and other persons directly serving counsel or retained experts, any fact or information in any way pertaining to the process of resolving a Dispute under this Article 5, or to the fact of or any term that is part of a resolution or settlement of any Dispute. This prohibition on disclosure specifically includes, without limitation, any disclosure of an oral statement or of a written document made or provided by either the Executive or the Company, or by any of the Company’s or the Executive’s representatives, counsel or retained experts, or other persons directly serving any representatives, counsel or retained experts.
     5.4 Right to Injunctive Relief. The Executive acknowledges and agrees that the services to be rendered by the Executive hereunder are of a special, unique and extraordinary character, that it would be difficult to replace these services and that any violation of the Executive’s obligations under the Confidentiality, Noncompetition and Inventions Agreement (Technical and Executive Employees) would be highly injurious to the Company and to any Company Affiliate and that it would be extremely difficult to compensate the Company or any Company Affiliate fully for damages for any such violation. Accordingly, notwithstanding the terms of this Article 5, the Company or any Company Affiliate, as the case may be, will be entitled to seek temporary and permanent injunctive relief from a court of law, in the event of violation by the Executive of any of the obligations under any provision of the Confidentiality, Noncompetition and Inventions Agreement (Technical and Executive Employees) as set forth in Exhibit A. This provision with respect to injunctive relief will not, however, diminish the right of the Company or any Company Affiliate to claim and recover damages, or to seek and obtain any other relief available to it pursuant to the provisions of this Article 5.
ARTICLE 6: ASSIGNMENT; SUCCESSORS.
     6.1 Assignment. This Agreement is personal to the Executive and, without the prior written consent of the Company, is not assignable by the Executive. This Agreement will inure to the benefit of and be enforceable by the Executive’s heirs, executors and administrators.
     6.2 Successors. This Agreement will inure to the benefit of and be binding upon the Company and its successors and assigns. The Company may not assign this Agreement, however, except in connection with the sale or disposition of all or substantially all of the assets of the Company in a transaction described in Appendix A, or by law as a result of a merger or consolidation.
ARTICLE 7: MISCELLANEOUS PROVISIONS
     7.1 Notices. All notices and other communications under this Agreement will be in writing and will be given by hand delivery to the other party, by registered or certified mail,

return receipt requested, postage prepaid, or by facsimile with printed confirmation, addressed to the Executive at the last know mailing address on file with the Company and to the Company as follows:
Enpath Medical, Inc.
2300 Berkshire Lane
Minneapolis, Mn 55441
Attention: Chief Executive Officer
With a copy to:
Thomas G. Lovett, IV
Lindquist & Vennum, PLLP
4200 IDS Center
80 South Eighth Street
Minneapolis, MN 55402
or to such other address as either party furnishes to the other in writing in accordance with this paragraph. Notices and communications will be effective when actually received by the addressee or 3 days after the initiation of delivery.
     Any party may change the address for the purpose of this Section by giving the other written notice of the new address in the manner set forth above.
     7.2 Enforceability. To the extent any provision of this Agreement is determined to be invalid or unenforceable in any jurisdiction, that provision will be deemed deleted from this Agreement as to such jurisdiction only, and the validity and enforceability of the remainder of that provision and of this Agreement will be unaffected. In furtherance of and not in limitation of the foregoing, the Executive expressly agrees that should the duration of, geographical extent of, or business activities covered by, any provision of this Agreement be in excess of that which is valid or enforceable under applicable law in a given jurisdiction, then such provision, as to such jurisdiction only, will be construed to cover only that duration, extent or activities that may validly or enforceability be covered.
     7.3 Taxes. Notwithstanding any other provision of this Agreement, the Company will withhold from any amount payable under this Agreement all federal, state, local and foreign taxes that are required under any and all applicable laws or regulations, or that are consistent with the Company’s prevailing practice.
     7.4 Governing Law, Construction, and Severability. The laws of the State of Minnesota govern the validity, interpretation, performance and enforcement of this Agreement. In the event any provision of this Agreement is held to be illegal or invalid for any reason, said illegality or invalidity will not in any way affect the legality or validity of any other provision of this Agreement. It is the intention of the parties hereto that the Company be given the broadest possible protection respecting its confidential information and trade secrets and respecting competition by the Executive following the Executive’s separation from the Company.

     7.5 Venue. Any action at law, suit in equity or judicial proceeding arising directly, indirectly or otherwise in connection with, out of, related to or from this Agreement or any provision hereof will be litigated only in the State of Minnesota, Hennepin County District Court, or the United States District Court for the District of Minnesota. The Executive waives any right the Executive may have to transfer or change the venue of any litigation brought against the Executive by the Company.
     7.6 Entire Agreement; Amendment. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes all prior discussions between the Company and the Executive regarding the subject matter hereof. Except as provided in the next sentence, no modification of, or amendment to, this Agreement, nor any waiver of either party’s rights under this Agreement, will be effective unless in writing and signed by both parties. Notwithstanding the foregoing: (a) any subsequent change or changes in the Executive’s duties, obligations, salary or compensation as a result of the exercise of discretion in accordance with the provisions of this Agreement will not affect the validity or scope of this Agreement; and (b) the Company will have the right, without the consent of the Executive, to amend any provision of this Agreement as it may determine to avoid the imposition of any excise tax under Code §409A, preserving, to the greatest extent possible, the economic benefit provided by this Agreement to the Executive.
     7.7 Counterparts. This Agreement may be simultaneously executed in any number of counterparts, and such counterparts executed and delivered, each as an original, will constitute but one and the same instrument.
     7.8 Captions and Headings. The captions and paragraph headings used in this Agreement are for convenience of reference only, and will not affect the construction or interpretation of this Agreement or any of the provisions hereof.
     7.9 Survivability. The provisions of this Agreement that by their terms call for performance subsequent to termination of the Executive’s employment under this Agreement, or of this Agreement, will so survive such termination.
     7.10 Waiver. No waiver by the Company of any breach or violation of this Agreement will be a waiver of any preceding or succeeding breach or violation. No waiver by the Company of any right under this Agreement will be construed as a waiver of any other right hereunder. The Company will not be required to give notice to enforce strict adherence to any of the terms or conditions of this Agreement.
     7.11 Advice of Counsel. The Executive acknowledges that the Executive has been provided the opportunity to seek, and has obtained, the advice of counsel in connection with the negotiation and execution of this Agreement.
     7.12 No Strict Construction. Each of the Executive and the Company acknowledge and agree that the language used in this Agreement and the other agreements referred to herein is, and will be deemed to be, the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against either party hereto.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
Dated this 16 day of April, 2007

/s/ Anthony Headley
Executive
Enpath Medical, Inc.

By	/s/ John C. Hertig

Its CEO

APPENDIX A
For purposes of this Agreement, the following definitions will apply:
Change in Control. Change in Control means:
(a)	any “person” as such term is used in Section 13(d) and 4(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), together with all Affiliates and Associates (as defined below) (collectively, the “Acquiring Person”) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities representing 50% or more of the combined voting power of the Company’s then outstanding securities, but will not include
          i. the Company,
          ii. any subsidiary of the Company or
               iii. any employee benefit plan of the Company or of any subsidiary of the Company or any entity holding shares of common stock of the Company organized, appointed or established for, or pursuant to the terms of, any such plan;
(b)	during any period of two consecutive years (not including any period ending prior to the Commencement Date of this Agreement), the Continuing Directors (as defined below) cease to constitute a majority of the Company’s Board of Directors;

(c)	consummation of a merger or consolidation of the Company with any other entity, other than:
i.	a merger or consolidation that:
A)	results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the merged or consolidated entity) 50% or more of the combined voting power of the voting securities of the resulting entity outstanding immediately after such merger or consolidation, and

B)	at least a majority of the members of the board of directors of the resulting entity were Continuing Directors at the time of the action of the Board of Directors of the Company approving the merger or consolidation; or
ii.	a merger or consolidation effected to implement a recapitalization of the Company or similar transaction in which no Acquiring Person is or becomes the “beneficial owner,” directly or indirectly of more than 50% of the combined voting power of the Company’s then outstanding securities; or

(d)	consummation of the sale or disposition by the Company of all or substantially all of its assets. “The sale or disposition by the Company of all or substantially all of its assets” means a sale or other disposition transaction or series of related transactions involving assets of the Company or of any Company Affiliate (including the stock of any direct or indirect subsidiary of the Company) in which the value of the assets or stock being sold or otherwise disposed of (as measured by the purchase price being paid therefor or by such other method as the Board of Directors of the Company determines is appropriate in a case where there is no readily ascertainable purchase price) constitutes more than 50% of the fair market value of the Company. For purposes of the preceding sentence, the “fair market value of the Company” will be the aggregate market value of the Company’s outstanding common stock (on a fully diluted basis) plus the aggregate market value of the Company’s other outstanding equity securities plus the total of all debt outstanding. The aggregate market value of the Company’s common stock will be determined by multiplying the number of shares of the Company’s common stock (on a fully diluted basis) outstanding on the date of the execution and delivery of a definitive agreement (“Transaction Date”) with respect to the sale or disposition by the Company of all or substantially all of the Company’s assets by the average closing price for the Company’s common stock for the ten trading days immediately preceding the Transaction Date. The aggregate market value of any other equity securities of the Company will be determined in a manner similar to that prescribed in the immediately preceding sentence for determining the aggregate market value of the Company’s common stock or by such other method as the Board of Directors of the Company determines is appropriate; or

(e)	approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
Continuing Director. “Continuing Director” means any person who is a member of the Company’s Board, who is not an Acquiring Person or an Affiliate or Associate (as defined below) of an Acquiring Person, or a representative of an Acquiring Person or of any such Affiliate or Associate, and who:
(a)	was a member of the Board on the Commencement Date of this Agreement, or

(b)	subsequently becomes a member of the Board, if such person’s initial nomination for election or initial election to the Board is recommended or approved by at least two thirds of the Continuing Directors.
Affiliate. “Affiliate” and “Associate” has the respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act.
Cause. For purposes of this Agreement, “Cause” means:

(a)	the willful and continued failure by the Executive (other than any such failure resulting from: (i) the Executive’s incapacity due to physical or mental illness, (ii) any such actual or anticipated failure after the issuance of a Notice of Termination by the Executive for Good Reason or (iii) the Company’s active or passive obstruction of the performance of the Executive’s duties and responsibilities) to perform substantially the duties and responsibilities of the Executive’s position with the Company after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the duties or responsibilities;

(b)	the conviction of the Executive by a court of competent jurisdiction for felony criminal conduct which, in the good faith opinion of the Company, would impair the Executive’s ability to perform his or her duties or impair the business reputation of the Company; or

(c)	the willful engaging by the Executive in fraud or dishonesty that is demonstrably and materially injurious to the Company, monetarily or otherwise.
No act, or failure to act, on the Executive’s part will be deemed “willful” unless committed, or omitted by the Executive in bad faith and without reasonable belief that the Executive’s act or failure to act was in the best interest of the Company and the Executive will have either failed to correct, or failed to take all reasonable steps to correct, such act or failure to act within sixty (60) days from the Executive’s receipt of written notice from the Company demanding that the Executive take such action.
Good Reason. Good Reason will exist in the event that the Company, without the Executive’s written consent:
(a)	institutes a material adverse change in the Executive’s title or in the duties assigned to the Executive (except for any diminution that occurs solely as a result of the fact that the Company ceases to be a public company);

(b)	requires the Executive to relocate the Executive’s principal residence to a location outside of a reasonable commuting distance from the Twin Cities metropolitan area;

(c)	reduces the Executive’s Annual Base Salary below the amount in effect immediately prior to the Change in Control;

(d)	materially reduces the aggregate monetary value of the Executive’s participation in, or payment or benefit under all incentive plans (other than equity plans), benefit plans, arrangements and perquisites, from the aggregate monetary value of those plans, arrangements or perquisites that were in effect immediately prior to the Change in Control;

(e)	substantially fails to comply with the provisions of Article 2 hereof; provided, however, that an unintentional failure to comply or a failure to comply that results from administrative oversight will not give rise to Good Reason, if such failure is promptly corrected; or

(f)	the failure of the Company to obtain the assumption of this Agreement by the acquirer of substantially all the assets of the Company in a transaction that constitutes a Change in Control.
Disability. Disability means any medically determinable physical or mental impairment of the Executive that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months that either: (a) renders the Executive unable to engage in any substantial gainful activity; or (b) results in the Executive receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.

Exhibit A
CONFIDENTIALITY, NONCOMPETITION
AND INVENTIONS AGREEMENT
(Technical and Executive Employees)
     This is an Agreement between Enpath Medical, Inc., which is referred to as “you” or “your,” and the employee whose signature appears below, who is referred to as “I,” “me” or “my.”
     I understand that I am being employed in a position of trust and confidence and that I will generate, have access to, and become familiar with confidential information. I also understand that you have expended significant time and money on the development of customer good will and a sound business reputation. As part of my duties, I will develop and maintain close working relationships with your clients.
     I understand that my unauthorized use or disclosure of your confidential information, or my violation of my obligation not to compete with you, would seriously harm your business and cause monetary loss that would be difficult, if not impossible, to measure
     I was advised of and understand the terms of this agreement before agreeing to work for you.
Agreement To Maintain Confidential Information
     1. “Confidential information” means any information not generally known in your profession by third parties, including your competitors or the general public. It includes (but is not limited to) your methods, procedures, trade secrets, client lists, marketing plans and techniques, new products and new product development, strategic plans, business plans, budgets, product prices, sales volume, information about clients and potential clients (including identities of the clients and the clients’ contact person(s), the clients’ buying history and tendencies and other details about your relationship with them), drawings, specifications, reports and information about your compensation and finances. I will treat information that is not expressly identified as “confidential” as confidential unless, under the circumstances, I know or have reason to know that you do not intend to keep that type of information confidential.
     2. Except to the extent required during the course of my employment for you, I will not, during or after the term of my employment, disclose your confidential information to any other person or entity, or use your confidential information for my own benefit or for the benefit of another, unless you expressly direct me to do so.
Return of Property
     3. If either you or I terminate my employment, I will deliver to you immediately all records, documents or information I generated or received in connection with my employment with you, including but not limited to: all originals and all copies of any records, documents or information (whether in paper, computer or other form) including drawings, specifications, reports, client lists, financial information, or any confidential information as described above I will at the same time also deliver to you all other property I received in connection with my employment with you, including but not limited to, computer equipment, computer hard drives or diskettes, telephone equipment, and facsimile machines.
Noncompetition Agreement
     4. During my employment with you, I will devote my full time and energy to furthering your business and I will not become affiliated in any capacity with any individual or entities who are competing or planning to compete with you at that time.
     5. For a period of 12 months after the termination of my employment (whether voluntary or involuntary), I will not directly or indirectly solicit, offer to provide, or provide any services on behalf of or to any entity with whom you compete, except with your written consent.
     6. I will not, during the term of my employment or for a period of one year following the termination of my employment, directly or indirectly solicit any of your employees or independent contractors for the purpose of hiring them to work for me or another person, entity or employer, or for the purpose of inducing them to leave their employment with you, without your written consent.
Inventions
     7. During my employment with you, I will promptly disclose to you in writing any ideas, inventions or discoveries (collectively known as “inventions”) related to your business, I agree that these inventions belong to you, and agree to assign or offer to assign to you all rights, title and interest in such inventions, and will cooperate in your efforts to protect your rights to them I understand that this agreement does not apply to any invention for which none of your equipment, supplies, facility or trade secret information was used and which was developed entirely on my own time, and (1) which does not relate (a) directly to your business, or (b) to your actual or demonstrably anticipated research or development, or (2) which does not result from any work that I performed for you.
Remedies
     8. If I violate this Agreement, you may seek injunctive relief and/or any other remedy allowed by law and collect from me reasonable attorneys’ fees and costs incurred in bringing any action against me or otherwise enforcing the terms of this Agreement. I also agree that I will repay all profits, compensation, commissions or other benefits which I have realized as a result of my violation, and that I will permit an individual of your choosing to conduct an audit for that purpose.
     9. Your action in not enforcing a breach of any part of this Agreement or similar agreement signed by another employee shall not prevent you from enforcing the Agreement as to any other breach of this Agreement that you discover. If a court rules that any part of this Agreement is not enforceable, that part may be modified by the court to make it enforceable to the maximum extent permitted by law or it may be severed and the other parts of the Agreement shall remain enforceable.

     10. This Agreement incorporates our entire understanding about confidentiality, return of property, and my obligations not to compete. It is not intended to alter the at-will nature of our employment relationship. This Agreement may not be canceled or modified except by another written agreement signed by me and by your authorized officer, except that this Agreement may be assigned by you. This Agreement shall be interpreted according to the laws of the State of Minnesota, without reference to principles of conflict of laws. Any actions to interpret or enforce this Agreement shall be filed in the state or federal courts of Minnesota. I consent to jurisdiction in such courts.

EMPLOYEE:	Enpath Medical, Inc.

Anthony Headley	/s/ John C. Hertig
Print Name	By

/s/ Anthony Headley	CEO
Signature	Its

April 16, 2007	April 16, 2007
Date	Date